 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2016

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VILLAGE BANK AND TRUST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-50765 (Commission File Number)	16-1694602 (IRS Employer Identification No.)

13319 Midlothian Turnpike Midlothian, Virginia (Address of principal executive offices)	23113 (Zip Code)

Registrant’s telephone number, including area code: (804) 897-3900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On February 29, 2016, after receiving regulatory approval, Village Bank and Trust Financial Corp. (the “Company”), the holding company for Village Bank (the “Bank”), gave notice to the trustees of its trust preferred securities (the “TruPS”) that it intended to make the March 15, 2016 quarterly interest payment and pay the interest that has been deferred on its two junior subordinated debentures related to the TruPS. The TruPS were issued by the Company’s wholly-owned subsidiaries Southern Community Financial Capital Trust I and Village Financial Statutory Trust II.

The Company began deferring quarterly interest payments on the TruPS beginning with the payments due June 15, 2011, but continued to accrue interest expense in its consolidated financial statements. The total amount due, including the quarterly interest payment due on March 15, 2016 and the previously deferred interest, amounts to $1,332,633, which will be remitted to the trustees on March 14, 2016.

The Company believes that these actions recognize the substantial improvements that have been made by the Company, including reductions in criticized and nonperforming assets, increased capital provided through a successful rights offering completed in March 2015, and the strong support of its Board of Directors.

The payment of the deferred and current interest removes the restrictions under the terms of the TruPS indentures that prohibited the Company from making cash dividends or distributions to shareholders if the TruPS interest is not paid on a current basis. However, the Company remains under a Written Agreement (the “Written Agreement”) with the Federal Reserve Bank of Richmond (the “FRB”) that restricts the Company from making cash dividends or distributions without regulatory consent.

Although the Company intends to make future regularly-scheduled quarterly interest payments on its TruPS, no assurance can be given that it will do so. The FRB’s approval was limited to the interest payments due through March 15, 2016 and, under the terms of the Written Agreement, the Company must seek approval before making any future quarterly interest payment on its TruPS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VILLAGE BANK AND TRUST FINANCIAL CORP.
(Registrant)

Date: March 14, 2016	By:	/s/ C. Harril Whitehurst, Jr.
C. Harril Whitehurst, Jr.
Executive Vice President and CFO